Exhibit 10.1

AURA BIOSCIENCES, INC.

AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Aura Biosciences, Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the effective time of the registration statement for the Company’s initial public offering of its equity securities (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as Outside Directors as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chair:	$30,000
Additional Annual Retainers for Committee Membership:
Audit Committee Chair:	$20,000
Audit Committee member:	$10,000
Compensation Committee Chair:	$15,000
Compensation Committee member:	$7,500
Nominating and Corporate Governance Committee Chair:	$10,000
Nominating and Corporate Governance Committee member:	$5,000

Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

Initial Award: Upon his or her initial election to the Board of Directors, each Outside Director will receive an initial, one-time stock option award to purchase 60,000 shares (the “Initial Option Award”) and an initial, one-time restricted stock unit award covering 30,000 shares (the “Initial RSU Award”, and together with the Initial Option Award, the “Initial Award”), which shall vest in equal annual installments over three years from the date of grant, provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve on the Board of Directors of the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The Initial Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2021 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date. Notwithstanding the foregoing, if the Value of the Initial Award would be greater than $800,000 (the “Initial Award Cap”), the Initial Option Award and the Initial RSU Award each shall be proportionally reduced to the nearest whole number of stock options and RSUs such that the aggregate Value is less than or equal to the Initial Award Cap.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual stock option award to purchase 30,000 shares (the “Annual Option Award”) and an annual restricted stock unit award covering 15,000 shares (the “Annual RSU Award”, and together with the Annual Option Award, the “Annual Award”), which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve on the Board of Directors of the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such Annual Option Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2021 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant. Notwithstanding the foregoing, if the Value of the Annual Award would be greater than $400,000 (the “Annual Award Cap”), the Annual Option Award and the Annual RSU Award each shall be proportionally reduced to the nearest whole number of stock options and RSUs such that the aggregate Value is less than or equal to the Annual Award Cap.

Value: For purposes of this Policy, “Value” means with respect to (i) any stock option award, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board Accounting Standards Codification Topic 718; and (ii) any award of restricted stock units the product of (A) the closing market price on the Nasdaq Global Market (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock on the grant date and (B) the aggregate number of shares of common stock underlying such award.

Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable or nonforfeitable (as applicable) upon a Sale Event (as defined in the Company’s 2021 Stock Option and Incentive Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors; (or such other limits as may be set forth in Section 3(b) of the Company’s 2021 Stock Option and Incentive Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted October 7, 2021.

Amended and Restated June 20, 2024.

Amended and Restated June 17, 2025.

Amended and Restated June 11, 2026.